     As filed with the Securities and Exchange Commission on June 1, 1999
                                                       Registration No. 333-____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           CROSS TIMBERS OIL COMPANY
            (Exact name of registrant as specified in its charter)


                 Delaware                               75-2347769
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)


                        810 Houston Street, Suite 2000
                           Fort Worth, Texas  76102
                                (817) 870-2800
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               Frank G. McDonald
                        810 Houston Street, Suite 2000
                           Fort Worth, Texas  76102
                                (817) 870-2800
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
                           F. Richard Bernasek, Esq.
                          Kelly, Hart & Hallman, P.C.
                          201 Main Street, Suite 2500
                            Fort Worth, Texas 76102
                                (817) 332-2500

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. [_]

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                        Proposed            Proposed
     Title of Each Class             Amount              Maximum             Maximum
     of Securities to be             to be           Offering Price         Aggregate            Amount of
         Registered                Registered         Per Share(1)       Offering Price(1)    Registration Fee
--------------------------------------------------------------------------------------------------------------
   Common Stock, par value         4,000,000            $10.8125           $43,250,000          $12,023.50
       $.01 per share
==============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price is computed on the average of the high and low prices of the Registrant's common stock, as reported on the New York Stock Exchange on May 26, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS



                           CROSS TIMBERS OIL COMPANY

                               4,000,000 Shares

                                 Common Stock




          This prospectus relates to 4,000,000 shares of common stock of Cross Timbers Oil Company that may be sold from time to time by the selling stockholders named in this prospectus.

          Cross Timbers Oil Company will not receive any of the proceeds from the sales by the selling stockholders.

          The common stock is traded on the New York Stock Exchange under the symbol "XTO." On May 28, 1999 the last reported sale price of the common stock on the NYSE was $ ___ per share.

          Investing in the common stock involves certain risks. You should carefully consider the risk factors beginning on page 3.



  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



              The date of this prospectus is ____________, 1999.

                               TABLE OF CONTENTS

  Risk Factors..................................................................  3
     We Must Replace Reserves We Produce........................................  3
     Prices of Oil and Natural Gas Fluctuate Widely Based on Market Conditions..  3
     We Have Incurred Substantial Indebtedness..................................  3
     We Have Substantial Capital Requirements...................................  3
     We Are in a Highly Competitive Business....................................  4
     There Are Risks in Acquiring Producing Properties..........................  4
     There Are Many Risks in Drilling Oil and Gas Wells.........................  4
     We Cannot Insure Against All Operating Hazards.............................  4
     Our Reserves Are Uncertain.................................................  5
     We Depend Upon Certain Key Persons.........................................  5
     We Face Many Government Regulations........................................  5
  Forward-Looking Statements....................................................  5
  Where You Can Find More Information...........................................  6
  Cross Timbers Oil Company.....................................................  7
  Use of Proceeds...............................................................  7
  Recent Developments...........................................................  7
  Selling Stockholders..........................................................  8
  Sale of Shares................................................................  9
  Validity of Common Stock......................................................  9
  Experts.......................................................................  9



                           CROSS TIMBERS OIL COMPANY
                        810 Houston Street, Suite 2000
                           Fort Worth, Texas  76102
                                (817) 870-2800

                                 RISK FACTORS

  You should carefully consider the following risk factors:

We Must Replace the Reserves We Produce

  Our success depends upon finding, acquiring and developing oil and gas reserves that are economically recoverable. Unless we are able to successfully explore for, develop or acquire proved reserves, our proved reserves will decline through depletion. To increase reserves and production, we must:

  .  continue our development drilling and recompletion programs;
  . pursue our exploration drilling program; and . undertake other replacement activities, including property acquisitions.

We cannot assure, however, the success of our exploration, development and acquisition activities.

Prices of Oil and Natural Gas Fluctuate Widely Based on Market Conditions, and Any Decline Will Adversely Affect Our Financial Condition.

  Our results of operations depend upon the prices received for our oil and gas. We sell most of our oil and gas at current market prices rather than through fixed-price contracts. The prices we receive depend upon factors beyond our control, which include:

  .  weather conditions;
  .  the supply and price of foreign oil and gas;
  .  the level of consumer product demand;
  .  worldwide economic conditions;
  .  political conditions in the Middle East;
  .  the price and availability of alternative fuels;
  . the proximity to and capacity of transportation facilities; and . worldwide energy conservation measures.

Moreover, government regulations, such as regulation of natural gas transportation and price controls, can affect product prices in the long-term.

  Any decline in oil and gas prices adversely affects our financial condition. If the oil and gas industry experiences significant price declines, we may, among other things, be unable to meet our financial obligations or make planned capital expenditures.

We Have Incurred Substantial Debt

  We have substantial debt and may incur more. This poses risks to holders of our securities. If we are unsuccessful in increasing production from existing reserves or developing new reserves, we may lack the funds to pay principal and interest on our debt obligations, and the value of any outstanding preferred or common stock may decline. Our debt also affects our ability to finance future operations and capital needs and may preclude pursuit of other business opportunities.

We Have Substantial Capital Requirements

  We make, and will continue to make, substantial capital expenditures for the acquisition, development, production, exploration and abandonment of our oil and gas reserves. We intend to finance our capital expenditures primarily through cash flow from operations and bank borrowings. Lower oil and gas prices, however, reduce cash flow and the amount of credit available under our bank revolving credit facility. Costs of exploration and development decreased from $88.6 million in 1997 to $77.4 million in 1998. We initially budgeted $60 million for exploration and development expenditures in 1999. With recent higher oil prices, we anticipate 1999 expenditures to be between $70 million and $90 million, depending upon the price of oil and gas.

  We believe that, after debt service, we will have sufficient cash from operating activities to finance our exploration and development expenses through 1999. If revenues decrease, however, and we are unable to obtain additional debt or equity financing, we may lack the capital necessary to replace our reserves or to maintain production at current levels.

We Are in a Highly Competitive Business

  The oil and gas industry is highly competitive. We compete with major oil companies, independent oil and gas businesses, and individual producers and operators, many of which have greater financial and other resources than us. In addition, the industry as a whole competes with other industries which supply energy and fuel to industrial, commercial and other consumers.

There Are Risks in Acquiring Producing Properties

  We constantly evaluate acquisition opportunities and frequently engage in bidding and negotiation for acquisitions. If successful in this process, we may alter or increase our capitalization through the issuance of additional debt or equity securities, the sale of production payments or other measures. Our current bank revolving credit agreement and the indentures governing outstanding debt securities, however, contain covenants that limit our ability to incur additional debt. Any change in capitalization affects our risk profile.

  A change in capitalization, however, is not the only way acquisitions affect our risk profile. Acquisitions may alter the nature of our business. This would occur when the character of acquired properties is substantially different from our existing properties in terms of operating or geologic characteristics.

There Are Many Risks in Drilling Oil and Gas Wells

  Our drilling activities subject us to many risks, including the risk that we will not find commercially productive reservoirs. Drilling for oil and gas can be unprofitable, not only from dry wells, but from productive wells that do not produce sufficient revenues to return a profit. Also, title problems, weather conditions, governmental requirements and shortages or delays in the delivery of equipment and services can delay our drilling operations or result in their cancellation. The cost of drilling, completing and operating wells is often uncertain, and we cannot assure that new wells will be productive or that we will recover all or any portion of our investment.

We Cannot Insure Against All Operating Hazards

  Our operations are subject to inherent hazards and risks such as:
  .  fires;
  .  natural disasters;
  .  explosions;
  .  formations with abnormal pressures;
  .  blowouts;
  .  collapses of wellbore, casing or other tubulars;
  .  pipeline ruptures; and
  .  spills.

  Any of these events could cause a loss of hydrocarbons, environmental pollution, personal injury claims, damage to our properties, or damage to the properties of others. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverages include:

  .  operator's extra expense;
  .  physical damage to certain assets;
  .  employer's liability;
  .  comprehensive general liability;
  .  automobile; and
  .  workers' compensation.

  We do not believe that insurance coverage for all environmental damages that could occur is available at a reasonable cost. We believe that our insurance is adequate and customary for companies of similar size and operation, but losses could occur for uninsured risks or in amounts exceeding existing coverage. The occurrence of an event that is not fully covered by insurance could affect our financial condition and results of operations.

Our Reserves Are Uncertain

  Estimating our proved reserves involves many uncertainties, including factors beyond our control. Petroleum engineers consider many factors and make assumptions in estimating our oil and gas reserves and future net cash flows. These factors include:

  . historical production from the area compared with production from other producing areas;
  . the assumed effect of governmental regulation; and . assumptions concerning future oil and gas prices, future production and development costs, severance and excise taxes, and capital expenditures.

  Lower oil and gas prices generally cause lower estimates of proved reserves. Estimates of reserves and expected future cash flows prepared by different engineers, or by the same engineers at different times, may differ substantially. Ultimately, actual production, revenues and expenditures relating to our reserves will vary from any estimates, and these variations may be material.

We Depend Upon Certain Key Persons

  Our success depends upon our Chairman of the Board of Directors and Chief Executive Officer, Bob R. Simpson, our Vice Chairman of the Board and President, Steffen E. Palko, and a limited number of other senior management personnel. Loss of the services of any of these individuals may affect our operations.

We Face Many Government Regulations

  Extensive federal, state and local regulation of the oil and gas industry significantly affects our operations. In particular, our oil and gas exploration, development and production, and our storage and transportation of liquid hydrocarbons, are subject to stringent environmental regulations. These regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning oil and gas wells and other related facilities. These regulations may become more demanding in the future.

  We may need to expend significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements. Although we believe that our operations generally comply with applicable laws and regulations, we may incur substantial additional costs and liabilities in our oil and gas operations as a result of stricter environmental laws, regulations and enforcement policies.

                          FORWARD-LOOKING STATEMENTS

  Some statements made by Cross Timbers in this prospectus and incorporated by reference from documents filed with the SEC are "forward-looking statements." These prospective statements include projections related to:

  .  production and cash flows;
  .  number and location of planned wells;
  .  completion of property acquisitions;
  .  completion of repurchases of Cross Timbers common stock;
  . sources of funds necessary to conduct operations and complete acquisitions; . acquisition and development budgets;
  .  anticipated dividend payments;
  . anticipated oil and gas price changes; and . establishing and selling interests in royalty trusts.

In determining these projections, we make numerous assumptions, including assumptions with respect to:

  .  the quality of our properties;
  .  our oil and gas production and development expenditures;
  .  our potential for growth;

  .  the demand for oil and gas;
  .  our sources of liquidity and bank credit availability;
  .  the impact of production imbalances on liquidity;
  .  the likelihood of regulatory approval of our operations;
  .  the impact of regulatory compliance;
  .  the impact of losing an oil or gas purchaser;
  . the impact of new rules promulgated by the Federal Energy Regulatory Commission; and
  .  the impact of new legislation in Oklahoma related to infill drilling.

  Risks, uncertainties and other factors may cause our actual results to differ materially from anticipated results expressed or implied by these prospective statements. The most significant of these risks, uncertainties and other factors are discussed under "Risk Factors" in this prospectus and in sections of documents we incorporate by reference, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties." You are urged to carefully consider these factors.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any document filed by us at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing the SEC at the address in the previous sentence. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov."

  The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

     . Cross Timbers' Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     . Cross Timbers' Quarterly Reports on Form 10-Q for the quarter ended March 31, 1999;

     . Cross Timbers' current Reports on Form 8-K filed on April 23, 1999 (dated April 8, 1999) and on May 27, 1999 (dated May 17, 1999) and on Form 8-K/A filed on February 16, 1999 (Amendment No. 2 to Form 8-K dated April 24,
  1998) and on May 24, 1999 (Amendment No. 1 to Form 8-K dated April 8, 1999);

     . the description of our common stock contained in Cross Timbers' Form 8-A dated April 8, 1993, as amended by Amendment No. 1 dated June 15, 1995;

     . the description of preferred stock purchase rights contained in Cross Timbers' Form 8-A dated September 8, 1998; and

     . all other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of this offering of common stock.

  You may request a copy of any of these documents, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or telephoning us at the following address:

                           Cross Timbers Oil Company
                        Attention:  Investor Relations
                        810 Houston Street, Suite 2000
                           Fort Worth, Texas  76102
                                (817) 870-2800

  You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone else to provide you with different information.

                           CROSS TIMBERS OIL COMPANY

  Cross Timbers is a leading United States independent energy company. We acquire, develop, and explore oil and natural gas properties, and produce, process, market and transport oil and natural gas. We have consistently increased our proved reserves, production and cash flow since we started our operations in 1986. Our growth has come primarily through acquisition of reserves, followed by aggressive development activities and the purchase of additional interests in or near our existing reserves. Our oil and gas fields generally tend to have long remaining reserve lives and predictable production profiles based on well-established production histories. Our properties are concentrated in:

  .  the Permian Basin of West Texas and New Mexico;
  .  the Hugoton area of Kansas and Oklahoma;
  .  the Anadarko Basin of Oklahoma;
  .  the Green River Basin of Wyoming;
  .  the San Juan Basin of northwestern New Mexico;
  .  the East Texas Basin of Texas and Louisiana; and
  .  the Middle Ground Shoal Field in Alaska's Cook Inlet.

  Cross Timbers is a Delaware corporation. Our principal executive offices are located at 810 Houston Street, Suite 2000, Fort Worth, Texas 76102 and our telephone number is (817) 870-2800.

                                USE OF PROCEEDS

  Cross Timbers will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders.

                              RECENT DEVELOPMENTS

  Recently we formed the Hugoton Royalty Trust. We transferred to it 80% net profits interests in our properties located in the Hugoton area of Kansas and Oklahoma, the Anadarko Basin of Oklahoma and the Green River Basin of Wyoming. We retained the underlying working interests in the properties, including the remaining 20% net profits interests. The 80% nets profits interests represent approximately 30% of our reserves as of December 31, 1998. In April 1999, we sold trust units to the public representing approximately 43% of our trust units of the Hugoton Royalty Trust. We used the net proceeds of proceeds of $149 million from the sale to reduce bank debt. We may form two additional trusts, one with interests in the San Juan Basin and one with interests in the Permian Basin.

  In May 1999, we sold non-operated producing properties in the San Juan Basin of New Mexico to Vaster Resources, Inc. for $29.5 million. We used the proceeds from the sale to reduce bank debt. Our total long-term debt is currently $754 million.

     On May 17, we signed an agreement to acquire with an affiliate of Lehman Brothers Holdings, Inc., the common stock of Spring Holding Company, a private oil and gas company located in Tulsa, Oklahoma, for $39.3 million in cash and 4 million shares of Cross Timbers' common stock, totaling $85 million. We anticipate that closing will occur on June 30, 1999. Cross Timbers and Lehman Brothers will each indirectly own through a holding company 50% of all outstanding common stock of Spring and will have equal board representation and control of Spring. We will issue 4 million shares of our common stock at an agreed value of $11.425 per share for our interest in 50% of Spring, and we will receive $3.2 million in cash. Lehman Brothers will contribute $42.5 million in cash. At a later date, Cross Timbers will have the right to purchase, and Lehman Brothers will have the right to sell to Cross Timbers, Lehman Brothers' 50% equity interest. The transaction requires approval of the banks of both Cross Timbers and Spring.

  Spring Holding Company owns about 1,400 producing wells on 340,000 net acres located primarily in the Arkoma Basin of Arkansas and Oklahoma. Spring estimates proved reserves at December 31, 1998 to be 264 billion cubic feet of natural gas equivalent, of which 99% is natural gas. First quarter daily production from this acquisition averaged 66 million cubic feet of natural gas equivalent. As of December 31, 1998, Spring's debt was $151 million, which Cross Timbers anticipates will be reduced to about $145 million by June 30, 1999.

                             SELLING STOCKHOLDERS

  The selling stockholders who are offering common stock in this prospectus are Natural Gas Partners III, L.P., Natural Gas Partners IV, L.P., Natural Gas Partners V, L.P., Theresa Killgore, Charles R. Stephenson, Charles E. Still, Margaret E. Gwartney, Larry Williams, David A. Horton, Jack Wilson, Albert Hood, Jimmy Joe Bobbitt, Steven R. Hash, Don E. Kentner, Mike Rollins, Teresa White, Timothy A. Jurek, Steven J. Howry, D. Scott Brewer, Michael Phenicie, and Joe Dudley. In connection with Cross Timbers' agreement to purchase Spring Holding Company stock, the selling stockholders entered into agreements to purchase, in private placement transactions, a total of 4,000,000 shares of common stock. Cross Timbers agreed to file this registration statement for the resale of those shares of common stock and to keep it effective until two years after the purchase of that common stock, unless all the shares are sold before that date. Cross Timbers also agreed to bear all out-of-pocket expenses of this offering, other than underwriting discounts and selling commissions. Cross Timbers has agreed to indemnify the selling stockholders against certain liabilities under the Securities Act of 1933. The selling stockholders may sell none, some or all of the common stock offered by them as listed below. None of the selling stockholders has had any position, office or other material relationship within the past three years with Cross Timbers or any of its affiliates.

  The following table shows the number of shares of common stock that each selling stockholder owns prior to this offering and the number of shares offered in this prospectus. Assuming the sale of all the shares offered in this prospectus, none of the selling stockholders will own any shares of common stock after the offering.

                                              Number of Shares                          Number of Shares
Selling Stockholder                       Owned Prior to Offering                           Offered
-------------------                       -----------------------                       ----------------
Natural Gas Partners III, L.P.
Natural Gas Partners IV, L.P.
Natural Gas Partners V, L.P.
Theresa Killgore
Charles R. Stephenson
Charles E. Still
Margaret E. Gwartney
Larry Williams
David A. Horton
Jack Wilson
Albert Hood
Jimmy Joe Bobbitt
Steven R. Hash
Don E. Kentner
Mike Rollins
Teresa White
Timothy A. Jurek
Steven J. Howry
D. Scott Brewer
Michael Phenicie
Joe Dudley
                                                                                   ----------------------
                                                                                          4,000,000

                                SALE OF SHARES

  The selling stockholders advised Cross Timbers that the distribution of the shares of common stock offered in this prospectus by the selling stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange or other securities exchange or in transactions otherwise than on those exchanges or in any combination of transactions. Sales may be effected at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. The selling stockholders may sell shares to or through broker-dealers in transactions involving one or more of the following: (1) a block trade in which the broker-dealer attempts to sell the shares as agent but, to facilitate the transaction, may position and resell a portion of the block as principal, (2) an underwritten public offering, (3) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account or (4) ordinary brokerage transactions in which the broker-dealer solicits purchases. Broker-dealers participating in the distribution of shares may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions received by the broker-dealers and any profit on the resale of the shares may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

  Any of the shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under that Rule rather than pursuant to this prospectus.

  Upon notification by a selling stockholder of any material arrangement to sell shares through a secondary distribution, or a purchase by a broker-dealer, Cross Timbers will file a supplement to this prospectus, if required, to disclose among other things the names of the broker-dealers, the number of shares involved, the price at which the shares will be sold and the commissions paid or the discounts or concessions allowed to the broker-dealers.

  We cannot assure you that the selling stockholders will sell any or all of the common stock offered by them hereunder.


                           VALIDITY OF COMMON STOCK

  Counsel for Cross Timbers, Kelly, Hart & Hallman, P.C., Fort Worth, Texas, will give a legal opinion as to the validity of our shares of common stock. Members of Kelly, Hart & Hallman, P.C. currently own 26,580 shares of our common stock.

                                    EXPERTS

  The information incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 1998 regarding the estimated quantities of proved reserves of our oil and gas properties, the future net cash flows from those reserves and the present values of those cash flows is derived from reserve reports prepared or reviewed by Miller and Lents. The information is incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in matters contained in the reports.

  Our consolidated financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP independent auditors, as stated in their report relating to the financial statements. We are incorporating our financial statements by reference in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below is an estimate of the approximate amount of the fees and expenses expected to be incurred by Cross Timbers Oil Company (the "Company") in connection with offerings described in this Registration Statement.

Registration Fee...................................    $12,024
                                                       -------
Legal Fees and Expenses............................     15,000
                                                       -------
Accounting Fees and Expenses.......................      8,000
                                                       -------
Printing and Duplicating Expenses..................      1,000
                                                       -------
Miscellaneous......................................     19,976
                                                       -------

Total..............................................    $56,000
                                                       =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceeding so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Article Nine of the Restated Certificate of Incorporation of the Company permits indemnification of directors and officers to the fullest extent permitted by Section 145 of the DGCL. Reference is made to the Restated Certificate of Incorporation of the Company.

  Additionally, the Company has acquired directors and officers insurance in the amount of $10,000,000, which includes coverage for liability under the federal securities laws.

  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or
(iv) for any transaction from which the director derived an improper personal benefit. Article Ten of the Company's Restated Certificate of Incorporation contains such a provision.

  The above discussion of the Company's Restated Certificate of Incorporation and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Restated Certificate of Incorporation and statutes.

ITEM 16.  EXHIBITS

Exhibit
Number   Description
------   -----------

5.1     Opinion of Kelly, Hart & Hallman, P.C. re legality.
15.1    Awareness Letter of Arthur Andersen LLP.
23.1    Consent of Arthur Andersen LLP.
23.2    Consent of Miller and Lents, Ltd.
23.3 Consent of Kelly, Hart & Hallman, P.C. (set forth in their opinion filed as Exhibit 5.1).
24.1    Powers of attorney (set forth on the signature page).

ITEM 17.  UNDERTAKINGS

  The Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.


  The Company hereby undertakes:


     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if
          --------  -------
          the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement;

     (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

    (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and offering such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on June 1, 1999.

                                     CROSS TIMBERS OIL COMPANY


                                     By   /s/ Bob R. Simpson
                                         ---------------------------------
                                         Bob R. Simpson
                                         Chairman of the Board

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints J. Richard Seeds and Louis G. Baldwin, and each of them, any one of whom may act without the joinder of the other, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below all amendments and post-effective amendments to this Registration Statement, and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and all amendments and post-effective amendments thereto, as such attorney-in-fact may deem necessary or appropriate.


/s/ Bob R. Simpson          Director, Chairman of the Board     June 1, 1999
-----------------------
    Bob R. Simpson            and Chief Executive Officer
                              (Principal Executive Officer)

/s/ Steffen E. Palko        Director, Vice Chairman of          June 1, 1999
-----------------------
    Steffen E. Palko          the Board and President


/s/ J. Richard Seeds        Director and Executive Vice         June 1, 1999
-----------------------
    J. Richard Seeds          President


/s/ J. Luther King, Jr.     Director                            June 1, 1999
-----------------------
    J. Luther King, Jr.


/s/ Jack P. Randall         Director                            June 1, 1999
-----------------------
    Jack P. Randall


/s/ Scott G. Sherman        Director                            June 1, 1999
-----------------------
    Scott G. Sherman

 /s/ Louis G. Baldwin       Senior Vice President and           June 1, 1999
-----------------------
     Louis G. Baldwin         Chief Financial Officer
                              (Principal Financial
                              Officer)

 /s/ Bennie G. Kniffen      Senior Vice President and           June 1, 1999
-----------------------
     Bennie G. Kniffen        Controller (Principal
                              Accounting Officer)

                                 EXHIBIT INDEX


Exhibit
Number    Description
------    -----------
5.1    Opinion of Kelly Hart & Hallman, P.C. re legality.
15.1   Awareness Letter of Arthur Andersen LLP.
23.1   Consent of Arthur Andersen LLP.
23.2   Consent of Miller and Lents, Ltd.